Exhibit 99.2

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in the Registration Statement of Halfmoon Parent, Inc. on Form S-4 and in the Joint Proxy Statement/Prospectus of Cigna Corporation and Express Scripts Holding Company, which is part of the Registration Statement, of our written opinion, dated March 7, 2018 appearing as Annex B to such Registration Statement, and to the description of such opinion and to the references thereto and to our name contained therein under the headings “Summary—Opinion of Financial Advisor to Cigna” “Risk Factors” “The Mergers—Background of the Mergers,” “The Mergers—Recommendation of the Cigna Board of Directors; Cigna’s Reasons for the Merger,” “The Mergers—Opinion of Financial Advisor to Cigna” and “The Mergers—Certain Financial Forecasts.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

	By:	/s/ Lily Mahdavi
Name: Lily Mahdavi
New York, New York		Title: Managing Director
May 15, 2018